SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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ANGELCITI ENTERTAINMENT, INC.


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(Name of Registrant as Specified in Its Charter)


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ANGELCITI ENTERTAINMENT
9000 Sheridan Street, Suite 7
Pembroke Pines, Florida  33024


INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

This Information Statement is furnished to the stockholders of Angelciti Entertainment, Inc., a Nevada corporation, in connection with action taken by our board of directors and the holder of a majority in interest of our voting capital stock to (i) effect a 4-for-1 split of our common stock;
(ii) adopt a Certificate of Amendment to our Articles of Incorporation
(the "Amendment") to increase our authorized common stock from 150,000,000 to 200,000,000 shares and to reduce the par value of the common stock from $0.001 per share to $0.00025 per share; (iii) grant the holders of our Series A preferred stock additional voting rights; and (iv) grant the holders of our Series B preferred stock the right to convert their shares into additional shares of common stock. The foregoing action has been approved by the written consent of the holder of a majority in interest of our voting capital stock, consisting of our outstanding common stock, par value $0.001 per share, and our Series A preferred stock, acting jointly with our board of directors, by written consent on August 20, 2003.

                The Amendment was filed with the Secretary of State of the State of Nevada but, under federal securities laws, will not be effective until at least 20 days after the mailing of this Information Statement. We anticipate that the effective date for the Amendment will be on or about October 14, 2003.

        RECORD DATE, VOTE REQUIRED AND RELATED INFORMATION

                If the proposed Amendment was not adopted by written consent, it would have been required to be considered by our stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment. The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 78.320 of the Nevada General Corporation Law (the "Nevada Law"), which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 78.390 of the Nevada Law, a majority in interest of our capital stock entitled to vote thereon is required in order to amend the Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible, our board of directors determined that it was in the best interests of all of our shareholders that the Amendment be adopted by written consent. The board of directors recommended the Amendment for the purposes set forth below.

                The date of the written consent approving the matters set forth herein was August 20, 2003. However, the record date for purposes of determining the number of outstanding shares of our voting capital stock and stockholders entitled to vote, is the close of business on September 18, 2003 (the "Record Date"). As of the Record Date, we had outstanding 41,988,734 shares of common stock and 37,618 shares of preferred stock. Shares of our common stock are entitled to one vote per share, and shares of our Series A preferred stock are entitled to 5,000 votes for each share held. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. All Series B preferred shares outstanding are currently held in escrow pending the repayment of a loan.

                The transfer agent for our common and preferred stock is Holladay Stock Transfer, Inc., 2939 N. 67th Place, Scottsdale, AZ 85251.


        STOCK SPLIT AND CORRESPONDING AMENDMENT TO ARTICLES OF INCORPORATION

                On August 20, 2003, the board of directors and the holder of a majority in interest of our voting capital stock jointly approved an Amendment to our Articles of Incorporation to increase the authorized shares from 150,000,000 to 200,000,000, and to change the par value of the common stock from $0.001 per share to $0.00025 per share.

                The Amendment will be effectuated by amending the fourth article of our Articles of Incorporation to read as follows:

                200 million shares of common stock $.00025 par value
                50,000 shares of preferred stock Series A, $.001 par value 100,000 shares of preferred stock Series B, $.001 par value.

                The Preferred Stock Series A shall vote along with the holders of the Common Stock on all matters and shall have the right to cast 20,000 votes for each share of Preferred Stock Series A held. The Preferred Stock Series B shall be convertible into Common Stock at a ratio of 24,000 shares of Common Stock for each share of Preferred Stock Series B and shall only be issuable as collateral for a loan made to the Corporation.

                The Amendment has been filed with the Nevada Secretary of State, subject to the filing of a Certificate of Correction with respect to certain matters contained therein, and is anticipated to be effective 21 days after this Information Statement is first distributed to our stockholders.

                Our board of directors believes that the Amendment and the 4-for-1 stock split are advisable and in the best interests of Angelciti and its stockholders in order to undo the effect of the 1-for-4 reverse split of the common stock which occurred in connection with our reorganization in January 2003. At that time, it was determined that the reverse split was necessary in connection with the reorganization. However, upon consideration of the shares surrendered by Omega Ventures, our largest single shareholder, as well as other factors, the board of directors and Omega Ventures (acting as the holder of a majority in interest of the voting capital stock) have determined that the reverse split was unnecessary. The board of directors and Omega Ventures have decided that it is in the best interests of all of our stockholders that we counteract the reverse split by effecting a 4-for-1 forward split. The board of directors hopes that doing so will better enable us to raise capital in the future by increasing our authorized common stock without diluting the shares of our current stockholders. The Amendment was necessary to increase our authorized common stock to accommodate the increase in our issued and outstanding common stock created by the split and to reduce our par value in accordance with the split.

        PREFERRED STOCK REVISIONS

                The board of directors and Omega Ventures also acted to grant to the holders of Series B convertible preferred stock the right to convert each preferred share into 24,000 shares of common stock and to increase the voting power of the holders of the Series A preferred stock to 20,000 votes per share. Omega Ventures and its principals hold all of the outstanding Series A preferred shares and therefore will benefit from the increase in the voting power of that series. The Series B convertible preferred stock was created to serve as collateral for a loan that is still pending.

                The board of directors and Omega Ventures believe that these revisions to the rights and preferences of the holders of our preferred stock will preserve the Company's prospective ability to obtain a further loan or series of loans using the Series B preferred stock as collateral, and provide Omega Ventures with the ongoing expectation of voting shares that it bargained for when it entered into two separate deals with Angelciti exchanging common shares of Angelciti for the Series A preferred stock.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 20, 2003 by (i) each of our directors, (ii) each of our executive officers, (iii) each person who is known by us to own beneficially more than 5% of our common or preferred stock and (iv) all directors and officers as a group.

Name and Address of
Beneficial Owner          Title of Class          Amount of Shares          Percent of Class (4)
Omega Ventures, Inc.      Common Stock            2,830,000 shares          6.7%
9000 Sheridan Street      Preferred Stock         14,000 shares (1)<f1>     100%
Pembroke Pines, FL
33204
------------------------------------------------------------------------------------------------
George Gutierrez (2)<f2>  Common Stock            2,830,000 shares (2)<f2>  6.7%
9000 Sheridan Street      Preferred Stock         14,000 shares (2)<f2>     100%
Pembroke Pines, FL
33204
------------------------------------------------------------------------------------------------
Dean Ward (3)<f3>         Common Stock            2,830,000 shares (3)<f3>   6.7%
9000 Sheridan Street      Preferred Stock         14,000 shares (3)<f3>      100%
Pembroke Pines, FL
33204
------------------------------------------------------------------------------------------------
Lawrence Hartman (4)<f4>  Common Stock            2,830,000 shares (4)<f4>  6.7%
9000 Sheridan Street      Preferred Stock         14,000 shares (4)<f4>     100%
Pembroke Pines, FL
33204
------------------------------------------------------------------------------------------------
All Executive Officers    Common Stock            2,830,000 shares          6.7%
and Directors as a        Preferred Stock         14,000 shares             100%
Group (1 person)

<f1>
(1) Each share of preferred stock outstanding was entitled to 5,000 votes as of the record date.
<f2>
(2) Mr. Gutierrez is a control person of Kailuamana, SA. Kailuamana owns 2.5 million shares, or approximately 10.17 percent of the issued and outstanding common shares of Omega Ventures, Inc., and is a control person thereof. This figure does not include 500,000 of our pre-split common shares that a company controlled by Mr. Guttierez is entitled to in the event we fail to repay a loan made by that company to us.
<f3>
(3) Mr. Ward is a principal of Capital Holdings Group Worldwide, Ltd. and Wye & Walsay, Ltd.,
which own 63,333 and 2,500,000 shares of Omega Ventures, Inc., respectively, or approximately
8.4% of Omega's issued and outstanding common shares.
<f4>
(4) Mr. Hartman is CEO of Omega Ventures, Inc. and owns 9,040,000 or approximately 36.7% of its issued and outstanding common shares. As such, he is a control person of Omega Ventures, Inc.



                As of September 4, 2003, we had 150,000,000 authorized shares of common stock of which 41,857,421 were issued and outstanding.

		We also have a class of $.001 par value Series B convertible preferred shares and are authorized to issue 100,000 shares thereof. Each of said preferred shares is convertible into 1,000 shares of our common stock. Our Articles of Incorporation were amended to establish this class on February 19, 2003. 23,618 of the Series B convertible preferred shares have been issued as of the date of this Information Statement, but all of these shares are held in escrow as collateral for an outstanding loan.

        CHANGE IN CONTROL

                We do not believe that the actions taken by our board of directors and the holder of a majority in interest of our voting capital stock will result in any change in control of AngelCiti, nor are there currently in place any arrangements which are likely to bring about such a change in control.

        EFFECT OF THE AMENDMENT

                After the Amendment becomes effective, we will have authorized two hundred million (200,000,000) shares of common stock, par value $0.00025. This change does not effect the relative rights or privileges of the holders of the currently outstanding common stock. The Amendment also grants super voting privileges and conversion rights to the holders of our Series A and B preferred stock, respectively. However, the current holder of the majority of our voting capital stock (and, thus, the controlling stockholder of our company) will continue to control Angelciti after the Amendment takes effect.

                There can be no assurances, nor can our board of directors predict, what effect, if any, the change in par value of our common stock will have on the market price of the common stock.

        REASON FOR THE AMENDMENT

        In unanimously recommending the Amendment, the board of directors was principally influenced by its desire to get the number of issued and outstanding common shares back to the same levels they were prior to the share exchange between Omega Ventures, Inc. and the Company, pursuant to which 109 million common shares were returned to treasury by Omega Ventures in exchange for preferred stock.

        NO DISSENTER'S RIGHTS

                Under Nevada law, stockholders are not entitled to dissenter's rights of appraisal with respect to the proposed amendments to our Articles of Incorporation.


                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ George Guttierez
                                           George Guttierez, Chief Executive
                                           Officer and Chairman of the Board